Exhibit 4.48

Supplemental Agreement

This Supplemental Agreement (this “Agreement”) is entered into on March 1, 2017 by and among:

1.      Ma Weijie

ID No.:

2.      Ding Zuyu

ID No.:

3.      He Yinyu

ID No.:

4.                  Shanghai Yi Yue Information Technology Co. Ltd. (hereinafter referred to as “WFOE”)

Registered Address: Room A463, Building 7, 700 Wanrong Road, Jing’an District, Shanghai

5.                  Shanghai Yi Xin E-Commerce Co., Ltd. (hereinafter referred to as “Company”)

Registered Address: Ground Floor, 10A, 393 Lane, Zhijiang West Road, Zhabei District, Shanghai

(All the parties hereto are collectively referred to as the “Parties”, and individually, a “Party”.)

Whereas:

1.                 On March 1, 2017, Ma Weijie, Ding Zuyu and He Yinyu signed an Equity Transfer Agreement (“Equity Transfer Agreement”), whereupon Ding Zuyu agrees to transfer to He Yinyu the 70% equity he holds in the Company (“Equity Transfer”).

2.                 The Parties intend to supplement the Equity Transfer Agreement in respect of the Equity Transfer.

Through amicable negotiation, the Parties now agree to each other as the follows:

1.                 Ma Weijie, He Yinyu, the WFOE and the Company agree to enter into the Loan Agreement, Exclusive Call Option Agreement, Shareholder Voting Rights Proxy Agreement and Equity Pledge Agreement (collectively, “Transaction Agreements”) in the form as set out in the appendixes hereto upon the Equity Transfer becoming effective pursuant to the Equity Transfer Agreement, and register the equity pledge under the Equity Pledge Agreement in the Company’s shareholder register.

2.                 The Parties agree and covenant to take all the actions (including approval by the shareholders’ resolution of the execution, delivery and performance of the Transaction Agreements) necessary for the Transaction Agreement to be duly executed and delivered according to this Agreement.

3.                 The laws of the People’s Republic of China shall govern this Agreement. Any disputes arising out of or relating to this Agreement shall be solved through amicable negotiation between the Parties. If the Parties fail to reach an agreement within 30 days from the date when such disputes arise, the same shall be submitted to China International Economic and Trade Arbitration Commission Shanghai branch for arbitration in Shanghai according to the arbitration rules of the Commission. The arbitration award will be final, and binding upon the Parties.

4.      This Agreement takes effect as from the date as duly executed by the Parties.

[Intentionally left blank below]

[Signature Page]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the day first above written.

Ma Weijie
Signature:	/s/Ma Weijie

Ding Zuyu
Signature:	/s/Ding Zuyu

He Yinyu
Signature:	/s/He Yinyu

Shanghai Yi Yue Information Technology Co. Ltd.
(Seal)
Signature:	/seal/
Name:
Position:

Shanghai Yi Xin E-Commerce Co., Ltd.
(Seal)
Signature:	/seal/
Name:
Position:

Appendix

1. Form of Loan Agreement;

2. Form of Exclusive Call Option Agreement;

3. Form of Shareholder Voting Rights Proxy Agreement;

4. Form of Equity Pledge Agreement.